Exhibit 16

910 North Last Chance Gulch Suite A Helena, MT 59601	406 442 .5520 wipfli.com

September 22, 2025

Securities and Exchange Commission

Washington, D.C. 20549

We have read the statements of Pioneer Federal under the heading “Change in Auditor” in the prospectus contained in the Registration Statement on Form S-1 filed by PSB Financial, Inc. on September 22, 2025, and are in agreement with the statements contained therein with respect to our firm.

Wipfli LLP

September 22, 2025

Helena, MT